                                                                 EXHIBIT 10.10

                             EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 1st day of March, 1999 by and between JUST FOR FEET, INC., an Delaware corporation (the "Company"), and HELEN ROCKEY (the "Executive"), an individual.

    For and in consideration of the mutual covenants described below, the parties hereto agree as follows:

    1. EMPLOYMENT. The Company agrees to employ Executive, and Executive agrees to accept such employment, upon the following terms and conditions.

    2. DUTIES. Executive shall assume the responsibilities and perform the duties of President and Chief Operating Officer of the Company with the following duties: (i) oversee Company's day-to-day operations and all employees, (ii) support Chairman and Chief Executive Officer in representing the Company to the investment community, (iii) prepare and update strategic and operations plans for approval by the Chief Executive Officer and the Board of Directors, (iv) execute approved strategic and operations plans, and (v) manage marketing process including assisting in the development of the Company's marketing strategy as part of the preparation of the strategic plan. Such duties may be revised from time to time at the sole discretion of the Board of Directors of the Company, and Executive shall perform such duties as the Company may direct from time to time subject to Executive's right of termination for Good Reason (as that term is defined in Section 12.5 (iii)). Executive agrees to devote her full time and energy to the furtherance of the business of the Company and shall be loyal to the Company and use her best efforts to further its interests, and shall not during the term hereof, without the prior written consent of the Company, work or perform services in any advisory or other capacity for any individual, firm, company, or corporation other than for the Company. Notwithstanding the foregoing, the Executive shall not be precluded from devoting such time to her personal or financial affairs or to community, charitable, trade and professional activities as shall not interfere with her duties to the Company in the reasonable judgment of the Board of Directors, subject to the rights described in Section 14 hereof.

    3.   COMPENSATION.

    3.1  Base Salary.  The Company shall pay Executive as compensation for all
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the services to be rendered by Executive hereunder a base salary equal to a rate of $600,000 per year ("Base Salary") for each of the years during the Initial Term hereof (as hereinafter defined). Thereafter, if this Agreement is extended pursuant to Section 4(a) below, Executive's base salary shall be subject to review and increase (but not decrease) in the discretion of the Board of Directors. Executive's salary shall be payable beginning with the period starting March 1, 1999 in equal monthly installments and shall be prorated on a daily basis for the years in which Executive commences and terminates her employment pursuant to this Agreement. The Company's obligation to pay
Executive any compensation shall cease upon termination of Executive's employment with the Company; provided, however, if Executive's employment is terminated due to her death, Company shall pay as a lump sum payment to the estate of Executive her Base Salary for one year.

    3.2  Living Allowance.  During the Initial Term (as hereinafter defined)
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Company shall pay to Executive as an annual living allowance a sum equal to the product obtained by multiplying $750,000 times Executive's mortgage interest rate on the home she purchases in the Birmingham, Alabama area. Said amount shall be payable in equal monthly installments beginning with the first month after Executive purchases her home as set forth in the preceding sentence; and shall be prorated on a daily basis for the years in which Executive commences and terminates her employment relationship with the Company.

    3.3  Bonus.
         -----

    (a) Executive shall be eligible to receive a performance and merit-based bonus during the fiscal year of her employment hereunder beginning with the Company's fiscal year starting January 1, 1999 in the bonus program attached hereto as Exhibit A.

    (b) On February 29, 2004, if Executive is employed hereunder or if Executive is not employed hereunder, if Executive's employment hereunder has been terminated other than "for cause" (as defined in Section 4.2 below), or voluntarily by Executive (other than with Good Reason), Company shall pay Executive a bonus of $750,000.

    3.4  Stock Options.  Subject to Executive's execution of and compliance with
         -------------
the terms of that certain Just For Feet, Inc. Incentive Stock Option Agreement substantially in the form attached hereto as Exhibit B, Company grants to Executive options to acquire 600,000 shares of the common stock of the Company at the Fair Market Value per share on the date of the grant.

    3.5  Other Benefits.  Executive shall be entitled to receive health and
         --------------
dental insurance benefits, vacation benefits and other benefits substantially similar to those provided to other executives of the Company. Company shall have the right to change said benefit program at any time or times.

    3.6  Reimbursement of Expenses.  In addition to the compensation described
         -------------------------
in this Agreement, Executive shall be entitled to reimbursement by Company for all actual, reasonable and direct expenses incurred by her in the performance of her duties hereunder, provided such expenses are properly characterized as being business expenses that are properly tax deductible for Company, and further provided that such expenses were incurred only in accordance with the policies and procedures established by the Board of Directors from time to time. The Company agrees that Executive may use "Business Class" or the Company's private plane for all air travel. Executive shall provide Company with written documentation of such expenses in form complying with the records required of Company by the Internal Revenue Service and appropriate state authorities for tax deductibility purposes in such cases, and reimbursement for each item of approved expense shall be made within a reasonable time after receipt by Company of the written documentation thereof.

    3.7  Vacation.  The Executive shall be entitled to four (4) weeks annual
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paid vacation and such holidays as the Board of Directors may approve.  In the event of any termination of employment, Executive shall not be entitled to receive payment for any unused vacation time.

    3.8  Other.  The Company agrees to reimburse Executive for legal fees
         -----
incurred by her in connection with a law suit from BrookSports, Inc. for breach of her employment agreement in an amount not to exceed $250,000.00

    3.9  Withholdings.  All amounts payable to Executive pursuant to this
         ------------
Agreement shall be subject to all applicable withholdings as required by all laws.

    4.   TERM AND TERMINATION.

    4.1  Term.  This Agreement shall be effective upon the date first set forth
         ----
above and, unless earlier terminated as provided herein, shall remain in full force and effect for an initial period which ends on February 29, 2004 (the "Initial Term"). This Agreement shall be deemed to be renewed on the same terms and conditions for additional successive periods of one (1) year absent notice from the Company or the Executive at least twelve (12) months prior to the end of the Initial Term, or any extension thereof, that either party wishes to terminate the Agreement at the end of the term then in effect. The purpose of the preceding sentence shall be to provide, beginning on the anniversary date of this Agreement in 2003, with a continuing term of this Agreement of greater than one (1) year but no more than two (2) years at all times thereafter until notice is given by either party to this Agreement to the contrary.

    4.2  Termination.  Notwithstanding anything contained herein to the
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contrary, the Company may terminate Executive's employment immediately for cause. For purposes of this Agreement, "for cause" shall mean the occurrence of the following: (i) the commission of any act of fraud, dishonesty materially harmful to the Company, misappropriation or moral turpitude on the part of the Executive, (ii) a material breach by the Executive of her duties and obligations hereunder, (iii) continued neglect by Executive in fulfilling her duties as an executive officer of the Company as a result of alcoholism, addiction to illegal substances, or excessive unauthorized absenteeism, after written notification from the Board of Directors of such neglect, setting forth in detail the matters involved and Executive's failure to cure the problem resulting in such neglect within a reasonable time thereafter, (iv) the Executive becomes Completely Disabled (as hereinafter defined), or (v) the death of Executive. For purposes of this Agreement, "Completely Disabled" shall mean Executive's inability, due to illness, accident or any other physical or mental incapacity, to perform the duties provided for herein for an aggregate of 91 days during any period of 180 consecutive days during the term hereof.

    (a) Upon a termination "for cause" the Executive shall be entitled to her prorated Base Salary and prorated living allowance described in Section 3.2 through the date of termination and reimbursement for any expenses incurred and properly documented pursuant to Section 3.6. Termination of Executive's employment upon the occurrence of any act specified in (i) through (iii) of the preceding paragraph shall result, to the extent not otherwise prohibited by law, in Executive's loss of any benefits provided by the Company. Upon termination of Executive's employment as a result of her Complete Disability or death, the Company shall pay to the Executive or her estate, respectively, a lump sum payment of her Base Salary for one (1) year.

    (b) Upon termination as a result of Complete Disability or death the Executive shall also be entitled to receive her prorated Base Salary and prorated living allowance described in Section 3.2 through the date of termination and reimbursement for any expenses incurred and properly documented pursuant to Section 3.6.

    (c) Notwithstanding anything contained herein to the contrary, Executive shall have the right to voluntarily terminate this Agreement and her employment with the Company at any time. Such voluntary termination shall not be considered a breach of this Agreement. Upon such voluntary termination by the Executive (i) the Company shall pay the Executive six months' Base Salary, payable to the Executive in accordance with the Company's normal payroll schedule for other executives, but in no case in less than monthly installments; and (ii) the Company shall pay to Executive fifty percent (50%) of any bonus that would have otherwise been payable to her for the year of termination, payable at or after the end of such year as is customary, and with regard to any subjective element of such bonus, as determined by the Board of Directors of the Company acting in good faith. The Executive shall also be entitled to receive her prorated Base Salary and prorated living allowance described in Section 3.2 through the date of termination and reimbursement for any expenses incurred and properly documented pursuant to Section 3.6.

    (d) In all cases of termination of the Executive not described in (a) through (c) of this Section 4.2 above or in Section 12 below, including the Executive's voluntary termination with Good Reason (as that term is defined in Section 12.5 (iii)), and the Company's termination of the Executive's employment other than "for cause" (even if such termination occurs after the term of this Agreement has otherwise expired,) the Executive shall continue to be entitled to
(i) all Base Salary, fringe benefits and other rights under this Agreement for the lesser of (A) the period from the date of such termination until the end of the Initial Term, as the same may have been extended, but in no event not less than six (6) months, or (B) fifteen (15) months from the date of such termination; (ii) the Company shall pay to Executive any bonus that would have otherwise been payable to her for the year of termination, payable at or after the end of such year as is customary, and with regard to any subjective element of such bonus, as determined by the Board of Directors of the Company acting in good faith; and (iii) any unvested stock options then held by Executive, pursuant to any incentive stock option agreement or other stock option agreement with the Company or any subsidiary of the Company which would have otherwise become vested and become exercisable within the fifteen (15) month period immediately following such termination shall be deemed immediately exercisable, provided, however, Executive agrees that the amounts payable to her pursuant to 4.2(d)(i) and 4.2(d)(ii) above shall be reduced dollar for dollar as to all amounts Executive receives if she obtains employment during the fifteen (15) months from the date of termination; provided further that Company acknowledges that Executive is not obligated to obtain employment. The Executive shall also be entitled to receive her prorated Base Salary through the date of termination and reimbursement for any expenses incurred and properly documented pursuant to
Section 3.6.

    4.3  Return of Property.  Upon termination of employment for any reason,
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Executive shall return immediately to the Company all documents, property, and other records of the Company, and all copies thereof, within Executive's possession, custody or control, including but not limited to any materials containing any Trade Secrets or Confidential Information (each as defined below) or any portion thereof.

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

    5    RELOCATION EXPENSES.

    The Company agrees to reimburse Executive for the following expenses incurred with respect to Executive's relocation from Seattle, Washington to Birmingham, Alabama: (i) reasonable expenses incurred for the movement of normal household goods provided Executive obtains bids from three (3) moving companies and takes the lowest bid, (ii) actual closing costs and real estate commissions paid with respect to the sale by Executive of her home in Seattle, Washington up to a maximum of seven (7%) percent of the sales price, (iii) the costs of temporary living quarters for Executive in Birmingham, Alabama, not to exceed $1,500.00 per month until the earlier of: (i) the date Executive sells her home in Seattle, Washington or (ii) six (6) months from the date hereof; (iii) the reasonable costs of two (2) trips for Executive and her spouse to Birmingham, Alabama to search for a new residence; and (vi) the cost of round-trip airfare for one trip per month for up to six (6) months between Birmingham, Alabama and Seattle, Washington.

    To the extent that the amounts payable to Executive pursuant to this Section 5 are taxable to Executive, Company shall pay to Executive an amount equal to the federal and state income tax payable by Executive on said amounts (grossed up for taxes).

    6.   TRADE SECRETS AND CONFIDENTIAL INFORMATION.

    6.1  Confidentiality.  The Company may disclose to Executive certain Trade
         ---------------
Secrets and Confidential Information (each as defined below). Executive acknowledges and agrees that the Trade Secrets and Confidential Information are the sole and exclusive property of the Company (or a third party providing such information to the Company) and that the Company or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property rights laws. Executive acknowledges and agrees that the disclosure of the Trade Secrets and Confidential Information to Executive does not confer upon Executive any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information. Executive may use the Trade Secrets and Confidential Information solely for the benefit of the Company while Executive is employed or retained by the Company. Except in the performance of services for the Company, Executive will hold in confidence and not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Trade Secrets or the Confidential Information or any portion thereof. Executive agrees to return to the Company, upon request by the Company, the Trade Secrets and Confidential Information and all materials relating thereto. Notwithstanding the above, Executive may disclose any Trade Secrets or Confidential Information compelled by summons or service of process, or as otherwise required by law. Executive agrees, to the extent reasonably possible, to provide advance notice to the Company of any such request for information.

    6.2  Duration.  Executive's obligations under this Agreement with regard to
         --------
the Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law. Executive acknowledges that its obligations with regard to the Confidential Information shall remain in effect while Executive is employed or retained by the Company and for five (5) years thereafter. As used herein, "Trade Secrets" means information of the Company, its licensors, suppliers, customers, or prospective licensors or customers, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. As used herein, "Confidential Information" means information, other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, financial information, marketing strategies and advertising campaigns, information regarding Company's executives and employees, and the terms and conditions of this Agreement. For purposes of this Agreement, "Confidential Information" and "Trade Secrets" shall not include the following: (i) anything or any information that was or becomes generally available to the public other than as a result of a disclosure by the Executive,
(ii) was available to the Executive on a nonconfidential basis prior to its disclosure to the Executive by the Company, (iii) becomes available to the Executive on a nonconfidential basis from a source other than the Company, provided that such source is not prohibited from disclosing such information by a contractual or legal obligation to the Company of such information, or (iv) that the Executive can conclusively show by documentary evidence was independently developed by the Executive without use of any information disclosed to Executive by the Company. Executive and the Company acknowledge that the intent of this Section 5 is not to restrict Executive's employment following her tenure with the Company, but rather it is to protect the rights that the Company has in its Trade Secrets and Confidential Information.

    7. COVENANT NOT TO COMPETE. In consideration of her employment hereunder, Executive agrees as follows.

    7.1  Term.  Executive will not, during the term of her employment with the
         ----
Company and for a period of two (2) years after termination for any reason of her employment with the Company, directly or indirectly, engage in or carry on
(i) within a fifty (50) mile radius of any of the Company's retail outlets existing upon the date of termination of such employment (the "Territory"), any business, like or similar to that engaged in by Company (including, without limitation, any business engaged in the retail sale of athletic shoes, sporting goods or athletic wear whether through retail outlets or by means of the Internet or other similar medium of electronic commerce), either individually or as a stockholder, director, officer, consultant, independent contractor, Executive, agent, member or otherwise of or through any corporation, partnership, association, joint venture, firm, individual or otherwise, or in any other capacity: The above two (2) year period shall be extended by any period of time during which Executive is in default of the covenants contained in this Agreement. The above notwithstanding, a manufacturer of athletic shoes, sporting goods or athletic wear (even if such manufacturer may sell such goods directly to the public as an incidental portion of their business), shall not be deemed a business "like or similar to that engaged in by the Company." Nothing in this Section 7.1 shall prohibit Executive from owning up to 5% of any class of securities of a company that are publicly traded on a regularly recognized stock exchange or over the counter market.

    7.2  Remedies.  In the event of a breach or threatened breach by Executive
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of all or any part of the provisions of Section 7.1, the Company shall be entitled to an injunction restraining Executive from such breach without limiting any other rights or remedies available to the Company for such breach or threatened breach.

    7.3  Exclusions.  Notwithstanding any provision to the contrary herein
         ----------
contained, Section 7.1 shall not apply upon the termination of the Executive's employment by the Company other than for cause within one (1) year following a Sale of the Company.

    7.4  Sale of Company.
         ---------------

    (a) In the event of a Sale of the Company following the execution of this Agreement, Executive expressly agrees that the terms and conditions set forth in this Section 7 shall be binding upon Executive and shall be fully enforceable by the successor to the Company.

    (b) For purposes of this Agreement, "Sale of the Company" shall mean (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"), or (ii) consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company; unless, following such acquisition of beneficial ownership or transaction (A) more than 60% of the then outstanding shares of common stock of the Person resulting from such reorganization, merger or consolidation, or (B) more than 60% of the then outstanding shares of common stock of the Person acquiring such beneficial ownership or assets, and the combined voting power of the then outstanding voting securities of such Person entitled to vote generally in the election of directors of such Person, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of Outstanding Common Stock and Outstanding Voting Securities immediately prior to such acquisition or transaction, in substantially the same proportion as their ownership of Outstanding Common Stock and Outstanding Voting Securities prior to such event.

    8. CUSTOMER NON-SOLICITATION. Executive agrees that for a period of eighteen (18) months immediately following termination of Executive's employment with the Company for any reason, including, without limitation, voluntary resignation from employment by Executive (the "Non-Solicitation Period"), Executive shall not, on Executive's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospect of the Company, or any representative of any customer or prospect of the Company, with a view to selling or providing any product or service competitive or potentially competitive with any product or service sold or provided or under development by the Company during the time of two (2) years immediately preceding cessation of Executive's employment with the Company, provided that the restrictions set forth in this paragraph shall apply only to customers or prospects of the Company, or representatives of customers or prospects of the Company, with which Executive had contact during such two (2) year period. Executive acknowledges that the Company provides products and services to customers throughout the Territory.

    9. EMPLOYEE NON-SOLICITATION. Executive agrees that Executive shall not call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting any person who is or was an Employee of the Company within the Non-Solicitation Period, for the purpose of having such person work in any other corporation, association, entity, or business engaged in providing products or services of the same or similar kind as offered by the Company.

    10. EQUITABLE RELIEF. The parties to this Agreement acknowledge that a breach by Executive of any of the terms or conditions of this Agreement will result in irrevocable harm to the Company and that the remedies at law for such breach may not adequately compensate the Company for damages suffered. Accordingly, Executive agrees that in the event of such breach, the Company shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit the Company's right to any remedies at law, including the recovery of damages for breach of this Agreement.

    11. ARBITRATION. Any difference, claim or matter in dispute arising between the parties out of this Agreement or connected therewith (other than requests by the Company for injunctive relief to enforce the provisions of Sections 7 through 10 hereof) shall be submitted by them to arbitration by a panel of three arbitrators appointed by and in accordance with the rules of the American Arbitration Association. The determination or decision rendered by the arbitrators shall be final and absolute. The arbitrators shall apply Alabama law and the arbitration shall take place in Birmingham, Alabama. The decision of the arbitrators may be entered as a judgment in any court of the State of Alabama or elsewhere.

    12.  CHANGE IN CONTROL OF THE COMPANY.

    12.1 Subject to Section 12.2 hereof, the Company shall pay the Executive the payments described in this Section 12.1 (the "Change of Control Payments") upon the termination of the Executive's employment following a Change in Control and during the term of this Agreement, including voluntary termination by the Executive for Good Reason (as defined in Section 12.5 (iii)), in addition to any of the then unpaid compensation and benefits previously required to be paid to Executive through the date of termination, unless such termination is (i) by the Company for cause, or (ii) by reason of death, becoming Completely Disabled (as defined in Section 4.2) or voluntary resignation without Good Reason or retirement of Executive. The Change of Control Payments shall be as follows:

    (a) In lieu of any further salary payments to the Executive for periods subsequent to the date of termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two (2) times the Executive's annual Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which the notice of termination is based;

    (b) The Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any annual and quarterly performance or discretionary bonuses which have been allocated or awarded to the Executive for a completed calendar year preceding the date of termination but has not yet been paid (pursuant to Section 3.3 hereof or otherwise), (ii) a pro rata portion of any annual and quarterly performance or discretionary bonuses for the calendar year in which the date of termination occurs, determined by multiplying the Executive's bonuses awarded or paid for the most recently completed calendar year by a fraction, the numerator of which shall be the number of full days the Executive was employed by the Company during the fiscal year in which the Executive's date of termination occurred and the denominator of which shall be three hundred and sixty-five (365) days; and (iii) the bonus required by Section
3.3 (b) payable on termination; and

    (c) For a twelve (12) month period after the date of termination, the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the notice of termination. Benefits otherwise receivable by the Executive pursuant to this Section 12.1(c) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the twelve (12) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive). If the benefits provided to the Executive under this Section 12.1.(c) shall result in a decrease, pursuant to Section 12.2, in the Change of Control Payments and these
Section 12.1(c) benefits are thereafter reduced pursuant to the immediately preceding sentence because of the receipt of comparable benefits, the Company shall, at the time of such reduction, pay to the Executive the lesser of (a) the amount of the decrease made in the Change of Control Payments pursuant to
Section 12.2, or (b) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by the Company by reason of section 280G of the Code.

    12.2 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with and contingent on a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, including the Change of Control Payments, being hereinafter called "Total Payments") would not be deductible (in whole or part), by the Company, an affiliate or person making such payment or providing such benefit, as a result of section 280G of the Code, then, to the extent necessary to make the remaining portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), (A) the cash Change of Control Payments and/or other cash payments provided for hereunder, in each case, to the extent still unpaid, shall first be reduced (if necessary, to zero), and (B) all other noncash Change of Control Payments and/or other noncash benefits provided for hereunder, in each case, to the extent still unfurnished, shall next be reduced (if necessary, to zero), and
(C) the Executive shall have no right to receive hereunder, and neither the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person shall be obligated to make, pay or furnish to the Executive hereunder any payment or benefit in excess of those payments or benefits provided hereunder as reduced, if applicable, pursuant to clause (A) or clause (B) above. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code, (iii) the Change of Control Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

    If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 12.2, the aggregate "parachute payments" paid to or for the Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by reason of section 280G of the Code, then the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the excess of the aggregate "parachute payments" paid to or for the Executive's benefit over the aggregate "parachute payments" that could have been paid to or for the Executive's benefit without any portion of such "parachute payments" not being deductible by reason of section 280G of the Code; and (ii) interest on the amount set forth in clause (i) of this sentence at the rate provided in section 1274(b)(2)(B) of the Code from the date of the Executive's receipt of such excess until the date of such payment.

    12.3 The payments and other items provided for in Section 12.1 (other than Section 12.1(c)) hereof shall be made not later than the fifteenth (15th) day following the date of termination or the date of exercise by Executive of any of Executive's rights hereunder; provided, however, that if the amounts of such payments, and the limitation on such payments set forth in Section 12.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Section 12.3, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

    12.4 The Company also shall pay to the Executive all legal and accounting fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Change of Control Payments (including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within fifteen (15) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

    12.5 For purposes of this Agreement, the following terms shall have the meanings indicated below:

         (i) A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

              (I) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than Harold Ruttenberg or any affiliate of Harold Ruttenberg, the Company, a subsidiary of the Company or any Company Executive benefit plan (including its trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 50.01 percent or more of the combined voting power of the Company's then outstanding securities;

              (II) during any period of two consecutive years (not including any period prior to the execution of this Agreement) the individuals who, at the beginning of such period, constitute the Board cease, for any reason other than death, to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or

              (III) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary of the Company through purchase of assets, or by merger, or otherwise.

         (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (iii) "Good Reason" for termination, by the Executive, of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, of any one of the following acts by the Company, or failures by the Company to act:

               (I) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect pursuant to this Agreement;

               (II) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

               (III) the relocation of the Company's principal executive offices to a location outside a forty (40) mile radius from the city limits of Birmingham, Alabama or the Company's requiring the Executive to be based anywhere other than the Birmingham, Alabama metropolitan area except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

               (IV) the failure by the Company, without the Executive's consent, to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

               (V) the failure by the Company to continue in effect any compensation plan in which the Executive participates which is material to the Executive's total compensation, including but not limited to the Company's stock option, incentive compensation, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed on the date of this Agreement; or

               (VI) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, dental, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled pursuant to this Agreement.

               (VII) the Executive not reporting directly to Harold Ruttenberg for so long as he is Chairman of the Company, or not reporting to the Chairman or Vice Chairman of the Company thereafter;

provided, that, the Executive's right to terminate Executive's employment for
--------------
Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness and the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

        (iv) "person" shall mean legal person, whether an individual or an entity, as the context may require.

    13. SEVERABILITY. If any provision or part of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the enforceability of any other provisions or parts thereof, and all other provisions and parts thereof shall continue in full force and effect.

    14. BOARD POSITIONS. Executive may maintain her position as a member of the board of directors or other committees of the following entities: The Federal Reserve Board of the 12/th/ District, Seattle Branch; Gargoyles, Inc.; The University of Washington; and BrooksSports, Inc. Executive agrees not to join any additional boards of directors without the prior written consent of the Company.

    15. MISCELLANEOUS. This Agreement shall not be amended or modified except by a writing executed by both parties. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Due to the personal nature of this Agreement, neither Executive or the Company shall not have the right to assign Executive's rights or obligations under this Agreement without the prior written consent of the other, except subject to the provisions of this Agreement that the Company may assign all of its rights and obligations hereunder to any entity that succeeds to the business of Company. This Agreement shall be governed by the laws of the State of Alabama without regard to its rules governing conflicts of law. This Agreement and any attached exhibits represent the entire understanding of the parties concerning the subject matter hereof and supersede all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof. All communications required or otherwise provided under this Agreement shall be in writing and shall be deemed given when delivered to the address provided below such party's signature (as may be amended by notice from time to time), by hand, by courier or express mail, or by registered or certified United States mail, return receipt requested, postage prepaid. Exhibit A attached hereto is incorporated herein by this reference.


                        [SIGNATURES ON FOLLOWING PAGE]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the date first above written.


                              JUST FOR FEET, INC.



                              By:    /s/ Harold Ruttenberg
                                 ------------------------------------------
                              Title:     Chairman & Chief Executive Officer

                                    [CORPORATE SEAL]

                              Address:

                              7400 Cahaba Valley Road
                              Birmingham, Alabama 35242



                              EXECUTIVE:


                              /s/ Helen Rockey                       (SEAL)
                              --------------------------------------
                              HELEN ROCKEY


                              Address:

                              13764 Riviera Place, N.E.
                              Seattle, Washington 98125

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